Exhibit 99.1

Chart Industries Reports 2010 Fourth Quarter and Year-End Results

Cleveland, Ohio – February 24, 2011 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the fourth quarter and year ended December 31, 2010. Highlights include:

•	Sales up 22% over 4th quarter 2009

•	Backlog improves 28% compared to 12/31/09

•	4th quarter 2010 orders improve 24% vs. 3rd quarter 2010 orders

•	Completed acquisition of SeQual during the quarter

•	Received NRU order in excess of $90 million in early 2011

Net income for the fourth quarter of 2010 was $9.8 million, or $0.33 per diluted share. This compares with $15.5 million, or $0.53 per diluted share, for the fourth quarter of 2009. The fourth quarter of 2010 included $1.3 million or $0.03 per diluted share in restructuring costs associated with the announced shutdown of the Plainfield, Indiana facility acquired from Covidien in 2009, costs associated with the SeQual acquisition completed during the fourth quarter of 2010, and asset impairment charges. The fourth quarter of 2009 included several items that favorably impacted pre-tax income by $4.0 million, or $0.15 per diluted share, including a bargain purchase gain from the Covidien acquisition partially offset by restructuring and acquisition-related costs.

Fourth quarter 2010 earnings would have been $0.36 per diluted share excluding the $0.03 per share of restructuring, acquisition, and impairment related costs. Fourth quarter of 2009 earnings would have been $0.38 per share excluding the 2009 items mentioned above.

Net sales for the fourth quarter of 2010 increased 22% to $158.8 million from $130.3 million in the comparable period a year ago. Gross profit for the fourth quarter of 2010 was $50.6 million, or 32% of sales, versus $43.9 million, or 34% of sales, in the comparable quarter of 2009.

“2010 was a transitional year for Chart, with our financial performance improving each quarter as we expected, due to improving global markets across all our business segments,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “Fourth quarter orders were the strongest quarterly intake since the second quarter of 2008. In addition, fourth quarter orders improved 24% over a strong third quarter order level, and we finished the year with our best quarterly profit performance for 2010.”

Mr. Thomas continued, “The recently announced Nitrogen Rejection Unit (“NRU”) order in excess of $90 million signals the return of large project work in our Energy & Chemicals (“E&C”) business and is a strong validation of the significant quote activity we have seen over the last year. We remain optimistic about additional large project opportunities in the E&C business. In our BioMedical segment, the SeQual acquisition, completed in late December 2010, expands our respiratory product offering with a portable oxygen concentrator. This product is experiencing the highest growth rate among our respiratory products and takes advantage of Chart’s existing distribution network to drive incremental sales. We will continue to focus on acquisitions with above average growth potential going forward.”

Backlog at December 31, 2010 was $236.4 million, up 28% from the December 31, 2009 level of $185.1 million, and 11% higher than the backlog of $212.6 million at September 30, 2010. Orders for the fourth quarter of 2010 were $182.2 million compared with third quarter 2010 orders of $146.8 million, an improvement of $35.4 million or 24%.

“The order improvement was led by our E&C business, where natural gas processing and natural gas liquids recovery projects continue to provide order opportunities, particularly in North America.” said Mr. Thomas. “In addition, December monthly order intake in our Distribution & Storage (“D&S”) operations was the strongest in two and a half years, led by mobile equipment and engineered system products. With customer-owned inventory at Chart sites down to very low levels, we have started to see an increase in bulk and transportable equipment orders, which also contributed to the improvement during the quarter.”

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2010 increased $3.9 million to $29.3 million, or 18% of sales compared with the same period in 2009. This was primarily due to acquisition and employee-related costs, as we continue to grow the business and target additional LNG growth opportunities.

Income tax expense was $4.3 million for the fourth quarter and represented an effective tax rate of 30% compared with $2.1 million for the prior year’s fourth quarter, or an effective tax rate of 12%. The full year effective tax rate for 2010 was 28%, the same as for 2009. The fourth quarter 2009 effective tax rate was lower primarily due to a permanent tax difference on the bargain purchase gain associated with the November 2009 Covidien acquisition. The 2009 effective tax rate, excluding the bargain purchase gain, would have been approximately 31% for the full year.

Cash and short-term investments were $165.1 million and net debt was $60 million at December 31, 2010. Major uses of cash during the quarter included $39 million for the acquisition of SeQual, which closed in late December 2010, and $5 million for capital expenditures, largely for the new BioMedical facility in Canton, Georgia.

SEGMENT HIGHLIGHTS

E&C segment sales declined 5% to $42.1 million for the fourth quarter of 2010, compared with $44.1 million for the same quarter in the prior year. Although fourth quarter orders in E&C were the strongest since the second quarter of 2008, given the longer term nature of its projects revenue recognition is delayed under percentage of completion accounting.

E&C gross profit margin declined to 27% in the 2010 quarter compared with 37% in the same quarter in 2009. Improvements in Brazed Aluminum Heat Exchanger margins were more than offset by lower Systems margins due to project mix and successful completion of several large projects in the prior year quarter. However, E&C’s gross profit margin of 27% for fourth quarter 2010 was an improvement over the profit margin in all prior quarters in 2010.

D&S segment sales improved by 29% to $77.2 million for the fourth quarter of 2010, compared with $59.8 million for the same quarter in the prior year. The increase in sales was largely due to improved volume across most product lines, especially in China. We continue to see strong order trends in all market segments led by our industrial gas customers. D&S gross profit margin declined to 28% in the quarter compared with 32% a year ago largely due to higher material costs and warranty expense.

BioMedical segment sales improved 50% to $39.6 million for the fourth quarter of 2010, compared with $26.4 million for the same quarter in the prior year. This increase is largely due to the acquisition of Covidien’s oxygen therapy business, which closed in late November 2009. BioMedical gross profit margin increased to 45% in the quarter compared with 33% for the same period in 2009. Favorable volume and mix in the current quarter and higher restructuring-related costs in the prior year quarter impacted margins including higher cost of sales due to the write-up of inventory to fair value in the Covidien transaction. BioMedical’s fourth quarter gross profit margin was higher than the profit margins in all prior quarters in 2010, as the prior quarters included significant restructuring and acquisition-related costs.

OUTLOOK

Global markets are expected to continue their recovery during 2011 with the return of significant project work in our E&C business and continued growth in LNG-related orders in our D&S business. Order rates improved throughout 2010, and this is expected to continue in 2011. Based on our current backlog and order expectations, 2011 net sales are expected to be in a range of $710 to $750 million. Diluted earnings per share for 2011 are expected to be in a range of $1.50 to $1.70 per share based on approximately 29.5 million weighted average shares outstanding. Included in our 2011 earnings estimates are approximately $0.20 per diluted share for anticipated restructuring charges for the recently completed SeQual acquisition and trailing costs associated with the shutdown of the Plainfield, Indiana facility acquired from Covidien. Excluding these charges, earnings would be expected to fall in a range of $1.70 to $1.90 per share.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance”, “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices and changes in government energy policy; uncertainties associated with pending legislative initiatives for the use of natural gas as a transportation fuel; competition; the negative impacts of downturns in economic and financial conditions on our business; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company’s global operations; fluctuations in foreign currency exchange and interest rates; the Company’s ability to successfully manage its costs and growth, including its ability to successfully manage operational expansions and the challenges associated with efforts to acquire and integrate new product lines or businesses; the impact of the financial distress of third parties; the loss of key employees and deterioration of employee or labor relations; the pricing and availability of raw materials; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future charges to income associated with potential impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property and employment claims; and volatility and fluctuations in the price of the Company’s stock. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

As previously announced, the Company will discuss its fourth quarter and year 2010 results on a conference call on Thursday, February 24, 2011 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 485-3104 in the U.S. or (201) 689-8579 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 660-6853 in the U.S. or (201) 612-7415 outside the U.S. and entering Account Code 356 and Pass Code 366869. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, Thursday, March 10, 2011.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President,		Vice President, Chief Accounting Officer and
Chief Financial Officer and Treasurer		Controller
216-626-1216		216-626-1216
michael.biehl@chart-ind.com		ken.webster@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2010	2009	2010	2009
Sales (1)	$158,838	$130,306	$555,455	$597,458
Cost of sales (1)	108,191	86,388	390,156	395,577

Gross profit	50,647	43,918	165,299	201,881
Selling, general and administrative expenses	29,262	25,361	104,973	95,601
Amortization expense	2,822	2,704	11,049	10,716
Asset impairment	464	893	1,773	1,230

	32,548	28,958	117,795	107,547

Operating income (2)	18,099	14,960	47,504	94,334
Other (income) expense:
Interest expense and financing cost amortization, net	4,205	4,463	19,259	17,433
Gain on acquisition of business	—	(6,954)	(1,124)	(6,954)
Foreign currency (gain) loss	(415)	(252)	871	(687)

	3,790	(2,743)	19,006	9,792

Income before income taxes and (3) noncontrolling interest	14,309	17,703	28,498	84,542
Income tax expense	4,346	2,131	7,993	23,386

Income before noncontrolling interest	9,963	15,572	20,505	61,156
Noncontrolling interest, net of taxes	161	47	345	145

Net income attributable to Chart Industries, Inc.	$9,802	$15,525	$20,160	$61,011

Net income per common share - basic	$0.34	$0.54	$0.71	$2.14
Net income per common share - diluted	$0.33	$0.53	$0.69	$2.11
Weighted average number of common shares outstanding - basic	28,578	28,497	28,534	28,457
Weighted average number of common shares outstanding - diluted	29,417	29,101	29,255	28,981

(1)

Shipping and handling costs of $1,456 and $5,942 for the three months and year ended December 31, 2009 which were previously netted in sales have been reclassified to cost of sales. The reclassification has no impact on gross profit, operating income or net income for the periods presented.

(2)

Includes depreciation expense of $3,180 and $2,771 for the three months ended December 31, 2010 and 2009, respectively, and $12,528 and $10,696 for the years ended December 31, 2010 and 2009, respectively.

(3)

Includes restructuring related costs of $1,314 ($0.03 per diluted share) and $8,743 ($0.22 per diluted share) for the three months and year ended December 31, 2010, respectively, and $3,042 ($0.09 per diluted share) and $8,726 ($0.22 per diluted share) for the three months and year ended December 31, 2009, respectively. 2010 restructuring charges include acquisition related costs associated with the shutdown of the Plainfield, Indiana facility, write up of inventory to fair value, as well as impairment charges and write-off of deferred financing fees with the Senior Credit Facility refinancing. 2009 restructuring charges include costs associated with planned work force reductions, the Denver, Colorado facility shutdown, as well as impairment charges and write up of inventory to fair value in the Covidien acquisition. This is partially offset by gains on acquisition of business from the Covidien acquisition of $1,124 ($0.04 per diluted share) and $6,954 ($0.24 per diluted share) for the years ended December 31, 2010 and 2009, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2010	2009	2010	2009

Net Cash Provided by Operating Activities	$1,489	$10,344	$38,574	$86,926

Investing Activities
Capital expenditures	(5,154)	(3,786)	(16,939)	(13,190)
Short term investments	—	30,229	—	32,264
Acquisition of business	(38,700)	(10,029)	(47,865)	(18,086)
Other investing activities	989	(2,139)	589	(1,790)

Net Cash Provided by (Used in) Investing Activities	(42,865)	14,275	(64,215)	(802)

Financing Activities
Principal payments on debt	(1,625)	—	(18,250)	—
Option exercise proceeds	1,019	8	1,063	746
Other financing activities	761	(85)	(2,115)	30

Net Cash Provided by (Used in) Financing Activities	155	(77)	(19,302)	776

Net increase (decrease) in cash and cash equivalents	(41,221)	24,542	(44,943)	86,900
Effect of exchange rate changes on cash	(2,313)	(2,541)	(1,113)	2,103
Cash and cash equivalents at beginning of period	208,646	189,167	211,168	122,165

Cash And Cash Equivalents At End of Period	$165,112	$211,168	$165,112	$211,168

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$165,112	$211,168
Current assets	240,984	203,236
Property, plant and equipment, net	116,158	111,153
Goodwill	275,252	264,532
Identifiable intangible assets, net	144,286	123,773
Other assets, net	13,047	12,641

TOTAL ASSETS	$954,839	$926,503

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$164,683	$143,937
Current portion of long-term debt	6,500	—
Long-term debt	218,425	243,175
Other long-term liabilities	63,857	62,145

Shareholders’ equity	501,374	477,246

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$954,839	$926,503

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Sales

Energy & Chemicals	$42,089	$44,122	$137,801	$255,074
Distribution & Storage	77,156	59,828	269,293	252,197
BioMedical	39,593	26,356	148,361	90,187

Total	$158,838	$130,306	$555,455	$597,458

Gross Profit

Energy & Chemicals	$11,229	$16,172	$31,005	$94,652
Distribution & Storage	21,558	18,937	77,194	74,119
BioMedical	17,860	8,809	57,100	33,110

Total	$50,647	$43,918	$165,299	$201,881

Gross Profit Margin

Energy & Chemicals	26.7%	36.7%	22.5%	37.1%
Distribution & Storage	27.9%	31.7%	28.7%	29.4%
BioMedical	45.1%	33.4%	38.5%	36.7%
Total	31.9%	33.7%	29.8%	33.8%

Operating Income

Energy & Chemicals	$4,962	$7,720	$6,121	$61,852
Distribution & Storage	12,387	9,879	41,934	39,888
BioMedical	10,743	2,512	30,698	15,912
Corporate	(9,993)	(5,151)	(31,249)	(23,318)

Total	$18,099	$14,960	$47,504	$94,334

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2010	2010	2010	2009
Orders

Energy & Chemicals	$57,686	$32,305	$165,827	$75,788
Distribution & Storage	86,579	74,285	287,819	208,851
BioMedical	37,925	40,186	150,864	92,746

Total	$182,190	$146,776	$604,510	$377,385

Backlog

Energy & Chemicals	$115,972	$100,369	$115,972	$87,816
Distribution & Storage	108,665	99,116	108,665	87,727
BioMedical	11,779	13,161	11,779	9,518

Total	$236,416	$212,646	$236,416	$185,061